EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

STEP UP SEGMENT OPTION RIDER

This Rider is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary.    There are new definitions in this Rider which are introduced below.    In this Rider, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America, “you” and “your” mean the Owner and “Rider” means this Rider. Subject to the terms and conditions of this Rider, you may make allocations to a Step Up Segment with this index linked and variable deferred annuity Contract as described below.

[This Rider is effective upon your Contract Date].

The following is added to the definition of Segment Rate of Return and is applicable to Step Up Segments:

SECTION [2.01(n)] SEGMENT RATE OF RETURN

For the Step Up Segment Option, your Segment Rate of Return is determined as follows:

If the Index Performance Rate multiplied by the Participation Rate:	Then the Segment Rate of Return applicable to your Step Up Segment will be:

Exceeds the Performance Cap Rate	Equal to the Performance Cap Rate
Is zero or positive up to the Performance Cap Rate

Is negative but less than or equal to the Segment Buffer	Equal to 0%

Is more negative than the Segment Buffer	Negative, to the extent the percentage decline exceeds the Segment Buffer

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson,	José Ramón González
Chief Executive Officer]	Chief Legal Officer and Secretary]

2021SCSI-SU-Z	1